Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Enters into an EPC Contract and Receives a Limited Notice to Proceed for the Harrison County Power Project

May 17, 2019 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today that its wholly owned subsidiary, Gemma Power Systems (“Gemma”), recently entered into an engineering, procurement and construction services contract with ESC Harrison County Power, LLC to construct a 625 MW natural gas-fired power plant in Harrison County, West Virginia.

Harrison County Power Project is a combined-cycle facility composed of one General Electric 7HA.02 combustion turbine generator (CTG), connected to a heat recovery steam generator (HRSG). The HRSG will harness exhaust heat from the CTG to generate high-quality, superheated steam. The steam will drive a steam turbine (ST) to generate additional electricity in an environmentally friendly and efficient manner. The plant will also have an air-cooled condenser (ACC), which will dramatically reduce water usage to less than 3 percent of many similarly sized facilities. When operating, the plant will provide enough power for approximately 425,000 homes through the PJM interconnect (grid).

A limited notice to proceed has been issued to Gemma to continue project planning and engineering activities. Caithness Energy, L.L.C. (“Caithness”) partnered with Energy Solutions Consortium, LLC (“ESC”) to develop the project. Construction for the facility is scheduled to begin in the summer with completion scheduled in 2022.

“We are thrilled to have the opportunity to help deliver cleaner, reliable energy to Harrison County and the greater West Virginia community,” said William F. Griffin, Jr., Chief Executive Officer of Gemma Power Systems.

“Caithness has selected Gemma to construct this important project for a number of reasons. Gemma recently completed our 1,080 MW Freedom natural gas-fired power plant which was constructed for the lowest cost per installed kilowatt of any recent project in the region” said Ross Ain, President of Caithness.

“Gemma has been a good member of the local communities in which it does business. Gemma also has maintained an excellent safety record in constructing these plants. We believe Gemma will serve the project and the community well in this large undertaking” said Mr. Ain.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “With the signing of another project and receipt of the related limited notice to proceed, we are pleased to see our project backlog grow to over $1.4 billion. It has taken a lot of hard work and effort to get to this point and we appreciate the patience our shareholders have shown us.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

About Caithness

Caithness Energy, L.L.C. is a privately-owned independent power producer engaged in the development, acquisition, operation and management of environmentally progressive renewable energy and natural gas power plants in the United States.  Since 1995, Caithness has successfully invested in 54 power projects utilizing wind, geothermal, solar and natural gas.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027